Exhibit (e)(7)
CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT
This is an Agreement made this 6th day of November, 2007, between Terex Corporation (“Terex”) and A.S.V., Inc. (“Discloser”), pursuant to which Discloser intends to disclose certain information to Terex with respect to Discloser.
WHEREAS, Discloser has certain confidential and proprietary information and material with respect to its operations, business (and otherwise), which information and material it considers to be a valuable asset, and which it desires to disclose in confidence to Terex and/or its directors, officers, employees, agents or advisors (collectively, “Representatives”) in connection with Discloser considering a possible negotiated transaction with Terex (the “Transaction”); and
WHEREAS, Terex desires to have Discloser disclose in confidence to Terex and its Representatives certain proprietary and confidential information and material in connection with the consideration of the Transaction.
NOW, THEREFORE, in consideration of the mutual promises and covenants herein, the parties agree as follows:
1.	Proprietary Information. In connection with consideration of the Transaction, only, Discloser will disclose to Terex and its Representatives in confidence certain confidential and proprietary information and material (the “Information”). The term “Information,” as used herein, includes all extracts, reports, analyses, notes or other information that are based on, contain or reflect any Information, whether prepared by the Discloser or other parties (including Terex and its Representatives).

2.	Confidentiality. Terex agrees that the Information provided to Terex and its Representatives, whether in written, oral, encoded, graphic, magnetic, electronic or in any other tangible or intangible form, whether gathered by visual or auditory inspection, and whether or not labeled as confidential by Discloser or otherwise provided by Discloser hereunder, shall be received and maintained in confidence by Terex and its Representatives. Terex further agrees that neither Terex nor its Representatives shall use, disclose, reproduce or dispose of any of such Information in any manner except as provided herein.

3.	Use of Information. Terex agrees that it and its Representatives will use the Information only for the purpose of considering the Transaction. Terex agrees to restrict disclosure of the Information solely to its Representatives who have a need to know such Information and who have agreed to be bound by the terms hereof to the same extent as if they were parties hereto. Terex agrees that it shall be directly responsible to Discloser for any breach of this Agreement by any of Terex’s Representatives. Terex agrees to use reasonable means, not less than those used to protect its own proprietary information, to safeguard the Information. Terex agrees that neither it nor any of its Representatives will interfere with or otherwise take any action detrimental to, any business or operations of Discloser, through the use of any Information acquired hereunder, nor use any Information for its own account.
     Without limitation of the foregoing, Terex hereby acknowledges that Terex is aware, and that Terex will advise its Representatives who receive any Information, that United States securities laws prohibit any person who has material, non-public information concerning the matters which are the subject of this agreement from purchasing or selling securities of Discloser (and options, warrants and rights relating thereto), and from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person, including without limitation, any of Terex’s Representatives, is likely to purchase or sell such securities.
4.	Non-Disclosure; Legal Process. In addition, without Discloser’s prior written consent, Terex will not, and will direct its Representatives not to, disclose to any person, the fact that discussions are taking place concerning a Transaction between Terex and Discloser or any of the terms, conditions, or other facts with respect to any such Transaction, including the status thereof and the fact that any Information has been made available to you, except such disclosure which is, in the opinion of Terex’s counsel, required by applicable law.

Terex further agrees that whenever Terex determines that disclosure of any Information relating to the subject matter of this Agreement is required by law, prior to making any such disclosure, Terex will promptly notify Discloser. Discloser may seek to prevent disclosure through legal process to the extent that a remedy to prevent disclosure is obtained by Discloser prior to the time which Terex’s counsel determines that disclosure is required to be made. If such remedy is not obtained, Terex agrees to furnish only that portion of the Information that is legally required and will cooperate with Discloser’s counsel in any action to protect the confidentiality of the Information.

5.	Privileged Information. To the extent that any Information may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, Terex understand and agree that Terex has a commonality of interest with Discloser with respect to such matters and it is Terex’s desire, intention and mutual understanding with Discloser that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued production under the attorney-client privilege, work product doctrine or other applicable privilege. All Information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.

6.	Injunctive Relief. Terex recognizes that its disclosure of Information will give rise to irreparable injury to Discloser, inadequately compensable in damages, and that, accordingly, Discloser may seek and obtain injunctive relief against the breach of the within undertakings, without the necessity of proving damages or posting any bond, in addition to any other legal remedies which may be available.

7.	Ownership of the Information. Discloser retains title to the Information and all copies thereof. Terex hereby acknowledges that the Information is proprietary to Discloser. Further, Terex represents that it has no agreement with any other party that would preclude its compliance with this Agreement and will ensure that all Representatives to whom it provides Information have no agreements that would preclude their compliance with this Agreement.

8.	No Obligation of Confidentiality. The obligation of confidentiality shall not apply with respect to any particular portion of the Information if:

(i)	it is in the public domain at the time of Discloser’s communication thereof to Terex; or

(ii)	it enters the public domain through no fault of Terex subsequent to the time of Discloser’s communication thereof to Terex; or

(iii)	it was in Terex’s possession, free of any obligation of confidence, at the time of Discloser’s communication thereof to Terex; or

(iv)	it was rightfully communicated to Terex free of any obligation of confidentiality; or

(v)	it is developed by Terex or its Representatives independently of, and without reference to, the Information provided by Discloser.
9.	Return or Destruction of Information. Upon completion of the consideration of the Transaction, or earlier if requested by Discloser, Terex will promptly deliver to Discloser all tangible copies of the Information, including but not limited to magnetic or electronic media containing the Information, note(s) and paper(s) in whatever form containing the Information or parts thereof, and any other copies of the Information in whatever form, which are in possession of Terex and its Representatives. Terex, at its sole option, may instead destroy all such copies of the Information and certify in writing to Discloser that the Information has been completely destroyed.

10.	Employee Non-Solicitation. Without the Discloser’s prior written consent, Terex and its affiliates will not, for a period of six (6) months from the date of this Agreement, solicit for employment or employ any person who is employed by Discloser in an executive or management level position or otherwise considered by the Company or any of its affiliates to be a key employee with whom Terex or its affiliates had contact or who (or whose performance) became known to Terex or its affiliates in connection with the Transaction (such employee or officer, a “Subject Employee”); provided that the foregoing shall not be construed to prohibit Terex or its affiliates from employing any Subject Employee who (i) approaches Terex or its affiliates on his or her own initiative without solicitation on Terex’s or its affiliates’ part, (ii) is solicited by an employee of Terex or its affiliates who have no knowledge of this Agreement, or (iii) responds to a general solicitation or advertisement not targeted specifically at the employees of Discloser.

11.	Standstill. From the date of this Agreement through the six (6) month anniversary thereof (the “Standstill Termination Date”), neither Terex nor any of Terex’s “affiliates” (as such term is defined in the Securities Act of 11934, as amended, or the rules and regulations promulgated thereunder (collectively, the “1934 Act”)), will, in any manner, directly, or indirectly, without the prior approval of the Board of Directors of Discloser (which approval may by given or withheld in such Board’s sole discretion), (i) acquire, or make any offer or proposal to acquire, or assist any other person to acquire, any securities or property of Discloser, whether by tender offer, exchange offer or otherwise, (ii) offer or propose to enter into any merger or business combination involving Discloser or purchase a material portion of the assets of Discloser or any subsidiary of Discloser, (iii) make or participate in any “solicitation” of “proxies” ( as such terms are defined in the 1934 Act) to vote, or seek to advise or influence any person with respect to the voting of any securities of Discloser, (iv) form, join or participate with others in a “group” (as defined in the 1934 Act) with respect to any voting securities of Discloser, (v) otherwise act, alone or in concert with others, or seek to control or influence the management, Board of Directors or policies of Discloser; (vi) take any action which might force Discloser or any of its affiliates to make a public announcement regarding any of the types of matters set forth in clauses (i) through (v) of this Paragraph 11; or (vii) enter into any discussions or arrangements with any third party with respect to any of the foregoing. Terex also agrees, on behalf of itself and its affiliates and Representatives, during such period not to request Discloser (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this Paragraph 11 (including this sentence). After the Standstill Termination Date, the restrictions set forth in this Paragraph 11 shall terminate and no longer be effective. Notwithstanding anything to the contrary contained in this Paragraph 11, Terex’s obligations under this paragraph shall immediately terminate prior to the Standstill Termination Date if any party that is not an “affiliate” of Terex or Discloser (a) shall, in addition to any shares held by such party, have acquired or entered into a definitive agreement to acquire, or have Discloser issue, more than 35% of the outstanding equity securities of Discloser or all or substantially all of the assets of Discloser, or (b) commences a tender offer or exchange offer for more than 50% of the outstanding equity securities of Discloser.

12.	Survival. The duty of Terex and its Representatives to be bound by their obligation of confidentiality under this Agreement regarding the Information shall survive for one year from the date of this Agreement, notwithstanding any return to Discloser or destruction of the Information.

13.	General.
A.	This Agreement is not assignable by either party. Any attempt by either party to assign any of the obligations of this Agreement is void. This Agreement can only be modified by a written agreement signed by Discloser and Terex. The headings in this Agreement shall not be used to interpret conditions of this Agreement. This Agreement will be governed by the laws of the State of Minnesota, without giving effect to the conflicts of law principles thereof, and any applicable federal laws.

B.	If any provision(s) of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Further, in the event than any of the provision(s) of this Agreement should ever be deemed to exceed the time or geographic limitations permitted by applicable law, then such provision(s) shall be deemed reformed herein to the maximum time or geographic limitations permitted by the applicable law.

C.	This Agreement is the complete and exclusive statement between Discloser and Terex regarding the subject matter hereof, which supersedes all proposals or prior agreements, oral or written, and all other communications between Discloser and Terex relating to the subject matter of this Agreement. This Agreement may be executed in separate counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same instrument. No representations nor warranties are being made hereby as to the completeness or accuracy of any Information.

D.	Neither party shall be obligated to enter into any transaction, including without limitation the proposed Transaction, by virtue of this Agreement.

E.	Unless otherwise agreed to by Discloser in writing, all (i) communications regarding any Transaction, (ii) requests for Information, (iii) requests for facility tours or management meetings, and (iv) discussions or questions regarding procedures, will be submitted or directed to Goldman Sachs & Co.

F.	Terex agrees that Discloser shall not be deemed to have made any representation or warranty as to the accuracy or completeness of any Information, and neither Discloser nor any of its directors, officers, employees, representatives, attorneys, bankers, advisors, agents or controlling persons (within the meaning of the 1934 Act) shall have liability to Terex or any other person (including, without limitation, any of Terex’s Representatives) resulting from Terex’s and its Representatives use of the Information as permitted by this Agreement.

G.	Terex agrees that neither this Agreement nor any actions contemplated herein constitute an offer of any kind or an agreement by Discloser to effect a Transaction with Terex.

H.	This Agreement shall be binding as of the date of execution by Terex. The terms of this Agreement shall terminate twelve (12) months from that date.
IN WITNESS WHEREOF, the parties intending to be legally bound hereby have hereunto set their signatures on the date first above written.

A.S.V., Inc.:		Terex Corporation:

By:	/s/ Richard A. Benson	By:	/s/ Eric I Cohen
	Richard Benson		Eric I Cohen
	Chief Executive Officer		Senior Vice President

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